EXHIBIT 10.5

ACQUISITION AGREEMENT

Karbon-X Joint Venture

A BRITISH COLUMBIA JOINT VENTURE

THIS ACQUISITION AGREEMENT (herein after referred to as the "Agreement”) is entered into as of this 31st day of May 2023, by and among Karbon-X Project, Inc., a British Columbia corporation (“Karbon-X”), Silviculture Systems Corp., a Canadian corporation (“Silviculture”), and 4everforest Foundation, a Canadian not-for-profit corporation (“4everforest”), and the Shareholders of Silviculture set forth on the signature page hereof, for the purpose of development, marketing and sales of carbon and development of clean earth projects.  This Agreement is intended to terminate and replace that certain Joint Venture Agreement between the parties entered into the 15th day of November, 2022.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereto hereby agree to constitute themselves as participants in a certain joint venture, and do covenant, agree and certify as follows:

ARTICLE I.

DEFINITIONS:

1.1  "Affiliate" shall refer to (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or other partner of such person and (iv) if such other person is an officer, director, joint venturer or partner, any business or entity for which such person acts in any such capacity.

1.2  "Parties" shall refer to Karbon-X, Silviculture and 4everforest, and any successor(s) as may be designated and admitted to the Venture.

ARTICLE II

TERMINATION OF JOINT VENTURE

2.1 The parties hereto mutually agree that this Agreement terminates and replaces that certain Joint Venture Agreement dated November 15, 2022.

2.2 Each Party (the “Indemnifying Party”) agrees to indemnify the other Parties (the “Indemnified Parties”) and to hold the Indemnified Parties harmless from, any and all actions, causes of action, suits, claims, losses, damages, liabilities, demands, costs and expenses which may be brought against, incurred or suffered by the Indemnified Parties arising from any act or omission of the Indemnifying Party in connection with the Venture. The provisions of this Section 2.2 shall not apply in respect of any inaccuracy or breach of a representation or warranty or covenant involving fraud or fraudulent misrepresentation. No Party shall in any event be liable for any indirect, incidental, special, consequential, exemplary or punitive damages (including, without limitation, lost profits or savings, loss of use, cost of capital, or down time costs), including if arising from any breach of this Agreement (including fundamental breach) or from the negligence of that party, even if advised of the possibility of such damages.

ARTICLE III

ACQUISITION.

3.1 Silviculture shall cause its shareholders to sell and Karbon-X shall purchase 80% of the fully- diluted issued and outstanding shares of Silviculture (the “Silviculture Purchase”).

3.2 The purchase price for the Silviculture Purchase shall be $7,300,000USD, of which $3,750,000 is payable in shares of common stock of Karbon-X Corp. (“Karbon-X Corp.”), a Nevada publicly traded corporation and the parent company of Karbon-X Project, Inc. priced at $0.25 per share (the “Karbon-X Shares”). The Karbon-X Shares shall all be issued as restricted shares according to the timeline on Schedule A regarding achievement of project milestones, which shall include (i) planting 750,000 Dipteryx Alata (Baru Nut Trees) or other plant varietals so long as they do not diminish the value of the project as per schedule A, (ii) developing the charcoal stream as per schedule A and (iii) creating a system for generating carbon credits as per schedule A.   All Affiliate Silviculture shareholders who become holders of the Karbon-X Shares shall execute and deliver a Lockup Agreement in the form of Exhibit B hereto, which shall provide for no sales for 12 months from issuance and then the greater of 10,000 shares per week or 2% of the prior week’s trading volume.  The remaining purchase price of $3,550,000USD shall be contributed as capital for operations and development of the Project during the period ending 36 months from execution of this Agreement (the “Karbon-X Contribution”). Silviculture acknowledges that Karbon X has contributed $397,549.64 of this amount through the date of this Agreement. Karbon-X will fund an additional $102,450.36 upon execution of this Agreement.  The Karbon-X Contribution shall be paid as scheduled on Schedule C hereto based on the development of the proposed biomass charcoal business, assistance with carbon management data collection to verify planting and biomass projects to generate a carbon credit stream. The capital will be deployed in accordance with the directives of senior management of Karbon-X and Silviculture, which the Parties agree shall be comprised initially of Chad Clovis, Marita Dautel, Christopher Kerlow and Jeff Zelinski.

3,4 All officers and directors, whether individual or corporate, holding Karbon-X Shares shall execute and deliver to the company a form of lockup agreement in the form of Exhibit C hereto providing for scheduled potential sales of the Karbon-X shares into the market based on both time and the achievement of milestones.

3.5  Karbon-X will have the right to appoint two directors onto the Board of Directors of Silviculture and 4everforest and Silviculture will the right to appoint one director onto the Board of Directors of Karbon-X Corp.

3.6  Karbon-X Corp. agrees to solely cover all legal, accounting, governmental, fiduciary costs of creating, maintaining and reporting requirements of a publicly traded entity. These costs will be borne by Karbon-X Corp., without prejudice (in addition to) the agreed capital contribution schedule, enumerated herein.

3.7  Except as otherwise required by law or this Agreement, the Parties shall not be required to make any further capital contributions.

3.8  Except as set forth above and otherwise in this Agreement, no Party shall have the right to withdraw its capital contributions or demand or receive the return of his capital contributions or any part thereof.

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3.9  The Parties shall not be personally liable for the return of capital contributions or any part thereof, except as otherwise provided in this Agreement.

3.10 Silviculture acknowledges that Karbon-X is a United States publicly traded company and agrees to continue to undertake accounting procedures sufficient for its financial statements to be consolidated by Karbon-X included in a Securities and Exchange Commission approved PCAOB audited financial statements.

3.11 Silviculture will expend funds in excess of $10,000 provided in this Agreement only upon written approval by Karbon-X,

ARTICLE IV

RESOLUTION OF DISPUTES

4.1  All disputes arising out of this Agreement between the Parties, that is/are not resolvable by good faith negotiations by the same, shall be resolved by arbitration in Vancouver, British Columbia, Canada before one arbitrator agreed to by the Parties. In so agreeing the Parties expressly waive their right, if any, to a trial by jury of these claims and further agree that the award of the arbitrator shall be final and binding upon them as though rendered by a court of law and enforceable in any court having jurisdiction over the same.

ARTICLE V

NON-DISCLOSURE NON-CIRCUMVENTION

5.1  The Parties agree to keep completely confidential (except to duly authorized directors, officers, auditors, employees, consultants, advisors and representatives of such Party (“Representatives”)) and shall not use, except for the purposes of performing its obligations under this Agreement, all confidential or proprietary information disclosed by one Party to another Party, including without limitation the names and persons at any clients, insurance companies, banks, lending institutions, venture capitalists, money angels, corporations, individuals, trusts, borrowers, buyers and sellers of the disclosing Party, and Internet websites introduced by any of the Parties or their Representatives. Notwithstanding the foregoing, nothing contained herein shall prevent any Party at any time from furnishing information to any governmental agency or regulatory authority or to the public if required by applicable law.

5.2  During the term of this Agreement, each Party, hereto, agrees not to knowingly circumvent, avoid, bypass, or obviate the other Party, directly or indirectly, to avoid equity participation, payment of fees and commissions, and/or any other form of compensation in any transaction in which a client, investor, bank, lending institution, venture capitalist, money angel, insurance company, corporation, individual, trust lender, borrower, buyer or seller, has been introduced by either Party to the other Party in connection with any loan, finance proposal, current project, trading transaction, collateral request, or other financial transaction requested by the client or customer to a Party.

5.3  Each party agrees that during the Restrictive Period (as defined below), such party will not, without the express written consent of Karbon-X, which shall not be unreasonably withheld if Silviculture can demonstrate that such project will either be beneficial to or not directly competitive with Karbon-X, be associated with or engage in, directly or indirectly, as employee, consultant, proprietor, stockholder, partner, agent, representative, officer, or otherwise, the operation of any business that competes directly with Karbon-X Corp. in business activities that are the same or substantially similar to the business activities engaged in by Karbon-X Corp. in any geographic area in which Karbon-X Corp. does business during the Restrictive Period (the "Restricted Territory"). The term "Restrictive Period" shall mean a period of twelve (12) months after the termination of this Agreement for any reason. Passive investment in less than 5% of the outstanding equity securities of an entity which is listed on a national or regional securities exchange shall not, in itself, constitute a violation of this Section.

ARTICLE VI

OTHER PROVISIONS

6.1 This Agreement and all other agreements, exhibits, and schedules referred to in this Agreement constitute(s) the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior and contemporaneous understandings or agreements of the parties. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation, understanding, agreement, commitment or warranty outside those expressly set forth in this Agreement.

6.2 This Agreement is binding upon the heirs, court appointed representatives, assigns, and successors of the parties.

6.3 This Agreement shall be governed by the laws of the Province of British Columbia.

6.4  Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile or e-mail, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

If to Karbon-X or Karbon-X Corp.:

1410 Columbia Ave.

Castlegar, British Columbia, Canada N1N 3K3

Attention: Chad Clovis

E-mail:

Copy to:

Cutler Law Group, P.C.

6575 West Loop South, Suite 500

Bellaire, TX 77401 Attn: M. Richard Cutler

Email: rcutler@cutlerlaw.com

If to Silviculture	512-55 Harbour Square Toronto, Ontario, Canada M5J 2S2 Attention: Christopher Kerlow Email: chrisk@4everforest.org
If to 4EverForest	512-55 Harbour Square Toronto, Ontario, Canada M5J 2S2 Attention: Jeff Zelinski Email: jeffz@4everforest.org

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or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon delivery, which for any notice given by facsimile shall mean notice which has been received by the party to whom it is sent as evidenced by confirmation slip.

6.5 If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, then this stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible.

6.6 Time is of the essence in respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a Party of the benefits of any grace or use period allowed in this Agreement.

6.7 The Parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement.

6.8 No Party shall be liable for any failure to perform its obligations in connection with any action described in this Agreement, if such failure results from any act of God, riot, war, civil unrest, flood, earthquake, or other cause beyond such party’s reasonable control (including any mechanical, electronic, or communications failure, but excluding failure caused by a party’s financial condition or negligence).

6.9 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.10 Attorney Fees. In the event that any dispute between the Parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including without limitation, reasonable attorneys' fees and expenses.

6.11 This Agreement shall not be amended or varied in its terms by oral agreement or by representations or otherwise except by instrument in writing executed by the duly authorized representatives of the Parties or their respective successors or assigns.

6.12 This Agreement shall not be assigned by any Party hereto, without the prior written consent of the other Parties. This Agreement shall ensure to the benefit of and be binding upon the respective successors and assigns of the Parties.

6.13 Silviculture Systems and Karbon-X shall have the right to terminate this Agreement by means of a written notice to that effect to the other. If such defaulting party has not remedied any breach contemplated schedule B or C within thirty (30) days of the notification thereof, as set forth in schedule B or C. If the Karbon-X terminates this Agreement for failing to make cash payments, share issues, or Concession Expenses under schedule B or C of this Agreement, Silviculture Systems will not be obligated to make those cash payments, share issues, or incur in those Concession Expenses.

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So agreed and executed as of this      , day of June, 2023.

Karbon-X Corp. and Karbon-X Projects, Inc.

/s/ Chad Clovis
By: Chad Clovis, Chief Executive Officer

Silviculture Systems Corp.

/s/ Christopher Kerlow
By: Christopher Kerlow

4everforest Foundation

/s/ Jeff Zelinski
By: Jeff Zelinski

Shareholders of Silviculture Systems Corp.

Jeff Zelinski	Chris Kerlow
/s/ Jeff Zelinski	/s/ Chris Kerlow

Mike Moss	Phil Cormier
/s/ Mike Moss	/s/ Phil Cormier

Yang Shi	Ryan Benjamin
/s/ Yang Shi	/s/ Ryan Benjamin

Rory Thomson	Jonathen Yu
/s/ Rory Thomson	/s/ Jonathen Yu

Baruvida Inc. (Yang Shi signatory)	Theodore Verona
/s/ Yang Shi	/s/ Theodore Verona

Rodrigo Jiminez	Alexander Tjiang
/s/ Rodrigo Jiminez	/s/ Alexander Tjiang

Sarah Lachance	Francisco Pages
/s/ Sarah Lachance	/s/ Francisco Pages

Jason Benjamin	Yanick Lafreniere
/s/ Jason Benjamin	/s/ Yanick Lafreniere

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Schedule A

SCS agrees to plant a minimum of 35000, 2022/2023 250,000 trees in the 2023/2024 planting season and 475,000 trees in the 2024/2025 planting season.

SCS agrees to submit a Carbon Credits Project to Verra (other applicable voluntary registries)

•	Phase 1 is the land due diligence and selection, describing the project description, feasibility study and pathway report in year 1

Phase 2 submit the Carbon Credit project to Verra (or other applicable registries) for initial review of the project. Engage with a VVB to beginning verify the project and

Phase 3 finalize the recommendations and feedback presented by the VVB to finalize the Carbon Credit project review to submit the Carbon Credit review generating carbon credits, year 3

SCS agrees to produce infrastructure needed for a charcoal carbon credit streaming facility in year 1 and apply for Carbon Credits to Verra; produce 1,000 of charcoal in year 2; produce 5,000 charcoal in year 3.

SCS will develop a charcoal streaming system.

•	Year 1 develops a pre-feasibility
Year 2 facility design and research and development
Year 3 Verify the project with a VVB

The below timeline for milestones and share issuance align with the timeline of Schedule A and the agreed upon terms of this Agreement.

Karbon-X has agreed to purchase 80% of Siliviculture Systems in exchange for Karbon-X Shares valued at $0.25 per share, for a value $3,750,000USD of Karbon-X shares. These shares will be issued and sit in escrow for the length of this contract vesting at each milestone. The first tranche will be released upon signing . Dates and amounts are listed below. During each vesting period Karbon-X will be issued the prorata share of Silviculture shares.

Upon Signing 30%

End of phase 1 - July 31, 2023 : 10%

285,000 trees planted and the Bio Char facility plan submitted: 20%

Offset generation and issuance approved by a verifying body: 20%

760,000 trees planted and BioChar facility moving to development: 20%

Schedule B

[Form of Lockup Agreement]

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Schedule C

Payment Schedule

Previously paid	$397,549.64
Upon signing	$102,450.31
July 31, 2023 (end of Phase 1)	$500,000
October 1, 2023	$750,000
End of Phase 2 April 1, 2024	$750,000
October 1, 2024 $	$1,050,000

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